EXHIBIT 6

August 12, 2003

Mr. Peter S. Rummell

Chairman and CEO

The St. Joe Company

245 Riverside Avenue, Suite 500

Jacksonville, Florida 32202

Dear Peter:

The Agreement between the Trust and Foundation and S. Joe, dated February 7, 2003, and as renewed by my letter to you dated May 19, 2003, authorizing the purchase by St. Joe of Trust and Foundation shares of St. Joe stock expires on August 12, 2003. The Trustees of the Trust and the Directors of the Foundation would like to renew the Agreement on the same terms and conditions, effective as of August 13, 2003, and continuing through November 10, 2003

If this is agreeable to St. Joe, would you acknowledge on the additional copy and return it to me for our records.

Sincerely,

/s/ W. L. THORNTON

W. L. Thornton Chairman

WLT:lp

Accepted on behalf of The St. Joe Company

/s/ PETER S. RUMMELL

Peter S. Rummell Chairman and CEO

ALFRED I. DUPONT TESTAMENTARY TRUST	THE NEMOURS FOUNDATION

/s/ W. L. THORNTON	/s/ W. L. THORNTON

W. L. Thornton Chairman	W. L. Thornton Vice Chairman